Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Reports First Quarter 2019 Financial Results

IRVINE, Calif., May 2, 2019 - Endologix, Inc. (the “Company”) (NASDAQ: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced financial results for the first quarter ended March 31, 2019.

“Our first quarter financial and operational performance provides us with a solid foundation to accomplish our goals for the rest of 2019, as we continue to execute against our strategic plan and regain credibility and traction in the marketplace,” commented John Onopchenko, Chief Executive Officer of Endologix, Inc. “We recently addressed the vast majority of our near-term debt maturities while increasing our liquidity position, allowing us to move forward with a singular focus on maintaining consistent delivery against our commitments. Those commitments include producing compelling evidence that demonstrates improved patient outcomes and supports the introduction of innovative products. I am very proud of what the team has accomplished thus far in 2019, and I strongly believe our evolving culture of accountability will allow us to maintain this level of focus and performance going forward.”

Financial Results
Global revenue in the first quarter of 2019 was $35.6 million, a 15.8% decrease from $42.3 million in the first quarter of 2018. U.S. revenue in the first quarter of 2019 was $22.8 million, a 22.4% decrease from $29.4 million in the first quarter of 2018. International revenue in the first quarter of 2019 was $12.8 million, a 0.7% decrease from $12.9 million in the first quarter of 2018. On a constant currency basis, international revenue increased 2.7% compared to the first quarter of 2018.

Gross profit was $23.2 million in the first quarter of 2019, representing a gross margin of 65.2%. This compares to a gross profit of $28.3 million, or a gross margin of 67.0%, in the first quarter of 2018.

Total operating expenses in the first quarter of 2019 were $35.2 million, a 15.0% decrease from $41.4 million in the first quarter of 2018.

Net loss for the first quarter of 2019 was $22.0 million, or $(2.12) per share, compared to a net loss of $19.8 million, or $(2.36) per share, a year ago. Adjusted Net Loss (non-GAAP measure, defined below) totaled $11.7 million, compared to an Adjusted Net Loss of $12.9 million for the first quarter of 2018. Adjusted EBITDA (non-GAAP measure, defined below) loss totaled $7.6 million for the first quarter of 2019, compared to Adjusted EBITDA loss of $7.8 million a year ago.

Total cash, cash equivalents and restricted cash were $10.9 million as of March 31, 2019, compared to $24.7 million as of December 31, 2018.

Financial Guidance
The Company reaffirms its previously issued annual guidance and continues to expect 2019 revenue of at least $140 million. The Company anticipates revenue for the second quarter ending June 30, 2019 of approximately $36 million. The Company continues to expect 2019 operating expenses in the range of $130 million to $140 million.

Conference Call Information
The Company's management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its first quarter 2019 results.

To participate in the conference call, dial 855-327-6838 (domestic) or 631-891-4304 (international) and refer to the passcode 10006610.

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 7:30 p.m. ET on Thursday, May 2, 2019, until 11:59 p.m. ET on Thursday, May 9, 2019. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 10006610.

About Endologix, Inc.
The Company develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is in endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System and Ovation Alto® Abdominal Stent Graft System, the Company's next generation Ovation system device, are approved only as investigational devices and are not currently approved for commercial purposes in any market.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s efforts to accomplish its goals for the rest of 2019; execution of the Company’s strategic plan and efforts to regain credibility and traction in the marketplace; the Company’s focus on maintaining consistent delivery against its commitments; and the Company’s Q1 2019 and FY 2019 revenue guidance and its anticipated FY 2019 operating expense, the accuracy of which are necessarily subject to risks and uncertainties that may cause the Company’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include continued market acceptance, endorsement and use of the Company’s products, the Company’s continued compliance with its financial covenants and other operating restrictions under its lending facilities, the Company’s ability to access the capital markets on terms acceptable to it or at all, the Company’s abilities to service its indebtedness and to satisfy and discharge its indebtedness as such indebtedness comes due, the success of clinical trials relating to the Company’s products, product research and development efforts, uncertainty in the process of obtaining and maintaining regulatory approval for the Company’s products, the Company s ability to protect its intellectual property rights and proprietary technologies, the Company’s ability to retain its key executive, sales and other personnel, and other economic, business, competitive, and regulatory factors. Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. The forward-looking statements contained in this press release speak only as of the date of this press release. The Company undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Discussion of Non-GAAP Financial Measures
The Company’s management believes that the non-GAAP measures of (1) “Adjusted Net Income (Loss)” and (2) “Adjusted EBITDA” enhance an investor’s overall understanding of the Company’s financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. These measures, when used in conjunction with related financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), provide investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations. The Company’s management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Furthermore, these measures are not intended to be liquidity measures. Other companies, including other companies in the Company’s industry, may not use these measures or may calculate these measures differently than the Company does, limiting their usefulness as comparative measures. The Company intends to calculate these non-GAAP financial measures in a consistent manner from period to period. A reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP measures has been provided under the heading “Non-GAAP Reconciliations” in the financial statement tables attached to this press release.

Adjusted Net Income (Loss) Definition:
(1) “Adjusted Net Income (Loss)” is a non-GAAP measure defined by the Company as net income (loss) under GAAP, excluding (to the extent relevant in a particular reporting period): (i) restructuring and other transition costs; (ii) contract termination, product withdrawal and business acquisition expenses; (iii) legal settlement costs; (iv) business development expenses, including licensing costs related to research and development activities; (v) inventory step-up amortization; (vi) interest expense; (vii) foreign currency loss (gain); (viii) fair value adjustment to Nellix® contingent consideration liability; (ix) fair value adjustment of derivative liabilities; and (x) loss on debt extinguishment.

In the three months ended March 31, 2019 and 2018, this GAAP adjustment to net loss specifically represents: (i) restructuring and other transition costs; (ii) interest expense; (iii) foreign currency loss (gain); (iv) fair value adjustment to Nellix® contingent consideration liability; (v) fair value adjustment of derivative liabilities; and (vi) loss on debt extinguishment.

Adjusted EBITDA Definition:

(2) “Adjusted EBITDA” is a non-GAAP measure defined by the Company as “Adjusted Net Income (Loss)” excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

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Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue
U.S.	$22,786	$29,375
International	12,820	12,909
Total Revenue	35,606	42,284
Cost of goods sold	12,407	13,958
Gross profit	23,199	28,326
Operating expenses:
Research and development	4,787	5,499
Clinical and regulatory affairs	3,785	3,571
Marketing and sales	16,786	21,725
General and administrative	9,416	10,369
Restructuring costs	419	233
Total operating expenses	35,193	41,397
Loss from operations	(11,994)	(13,071)
Other income (expense)	(8,172)	(5,441)
Change in fair value of contingent consideration related to acquisition	200	1,100
Loss on debt extinguishment	—	(2,270)
Change in fair value of derivative liabilities	(2,023)	—
Total other expense, net	(9,995)	(6,611)
Net loss before income taxes	(21,989)	(19,682)
Income tax expense	(39)	(85)
Net loss	$(22,028)	$(19,767)

Comprehensive loss, net of taxes:
Net loss	$(22,028)	$(19,767)
Other comprehensive income (loss) foreign currency translation	(598)	(127)
Comprehensive loss	$(22,626)	$(19,894)

Basic and diluted net loss per share	$(2.12)	$(2.36)
Shares used in computing basic and diluted net loss per share	10,374	8,371

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended March 31,
	2019	2018
Net Loss to Adjusted Net Loss:
Net loss	$(22,028)	$(19,767)
Restructuring and other transition costs	419	233
Interest expense	8,490	5,807
Foreign currency loss (gain)	(400)	(325)
Fair value adjustment to Nellix® contingent consideration liability	(200)	(1,100)
Fair value adjustment of derivative liabilities	2,023	—
Loss on debt extinguishment	—	2,270
(1) Adjusted Net Loss	$(11,696)	$(12,882)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(11,696)	$(12,882)
Income tax expense (benefit)	39	85
Depreciation and amortization expense	1,735	1,992
Stock-based compensation expense	2,362	3,021
(2) Adjusted EBITDA	$(7,560)	$(7,784)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,696	$23,531
Restricted cash	1,200	1,200
Accounts receivable, net of allowance for doubtful accounts of $669 and $802, respectively	25,991	20,651
Other receivables	337	329
Inventories	30,202	30,399
Prepaid expenses and other current assets	2,535	2,821
Total current assets	69,961	78,931
Property and equipment, net	15,236	16,033
Goodwill	120,815	120,848
Other intangible assets, net	75,302	76,163
Deposits and other assets	2,392	1,095
Operating lease right-of-use assets	5,787	—
Total assets	$289,493	$293,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,923	$10,986
Accrued payroll	13,173	14,627
Accrued expenses and other current liabilities	16,057	13,314
Total current liabilities	44,153	38,927
Deferred income taxes	150	150
Deferred rent	—	8,065
Operating lease liabilities	11,976	—
Derivative liabilities	6,035	4,012
Other liabilities	2,317	1,992
Contingently issuable common stock	2,000	2,200
Debt	203,482	198,078
Total liabilities	270,113	253,424
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 170,000,000 and 170,000,000 shares authorized, respectively, 10,390,524 and 10,387,926 shares issued, respectively, and 10,347,806 and 10,345,367 shares outstanding, respectively	10	10
Treasury stock, at cost, 42,718 and 42,559 shares, respectively	(4,027)	(4,026)
Additional paid-in capital	643,151	640,789
Accumulated deficit	(621,744)	(599,715)
Accumulated other comprehensive income	1,990	2,588
Total stockholders’ equity	19,380	39,646
Total liabilities and stockholders’ equity	$289,493	$293,070